Exhibit 99.1

Lucy Scientific Discovery, Inc. Achieves Major Milestone with

Successful Completion of its Acquisition of the Assets of Wesana Health

Company Forms Lucy Discoveries Holdings for Future Research and Development

VANCOUVER, British Columbia, July 5, 2023 -- Lucy Scientific Discovery Inc. (“Lucy” or “the Company”) (NASDAQ: LSDI) proudly announces the successful completion of its acquisition of Wesana Health Inc.’s (“Wesana”) SANA-013 assets, marking a significant milestone in the field of mental health therapeutics. This acquisition strengthens Lucy’s position as a leader in innovative drug development research and accelerates the development and commercialization of this groundbreaking treatment.

SANA-013 is being developed for the treatment of several mental health and central nervous system (CNS) related conditions, including Major Depressive Disorder (MDD), Migraine, Episodic Cluster Headaches, and Trigeminal Neuralgia (TG). This novel combination allows both psilocybin and CBD to act in the brain, while also inducing a potent anti-inflammatory effect that, together, leads to anti-depressant effects. According to Emergen Research, the global depression treatment market size was $12.1 billion in 2019 and is expected to reach $16.1 billion in 2027, with a revenue CAGR of 3.9% from 2020-2027.

Lucy Scientific Discovery Inc. is also pleased to announce the formation of Lucy Discoveries Holdings, a new entity that will serve as a platform for the continued advancement of psychedelic medicine research and development. Lucy Discoveries Holdings will focus on expanding and diversifying Lucy’s portfolio of innovative therapies, catering to the unmet needs of patients worldwide.

“We are delighted to finalize the acquisition of Wesana’s SANA-013 assets and announce the formation of Lucy Discoveries Holdings,” said Richard Nanula, Executive Chairman of the Board Lucy Scientific Discovery Inc. “This strategic move significantly enhances our capabilities in the development of psychedelic medicine, reinforcing our commitment to revolutionizing mental health treatments. We are excited about the opportunities ahead and the potential to positively impact the lives of individuals around the world.”

“I am pleased to announce the sale of our highly anticipated drug development program, SANA-013, to Lucy Scientific Discovery,” said, Daniel Carcillo, Wesana founder and Chief Executive Officer. “This partnership will enable us to leverage Lucy’s resources, expertise, and global reach, solidifying our commitment to making a lasting impact in the field of mental health and underscores the tremendous potential of SANA-013. Our team at Wesana Health has worked tirelessly to develop this innovative program, and I am personally honored to be joining the exceptional team at Lucy, and together, we will bring hope and healing to individuals worldwide, forging a brighter future for mental wellness.”

The completion of this acquisition and the establishment of Lucy Discoveries Holdings position Lucy Scientific Discovery Inc. as a leader in the field of mental health therapeutics. With a robust pipeline of cutting-edge treatments and a commitment to improving patient outcomes, Lucy is poised to make a profound impact on mental wellness.

About Lucy Scientific Discovery Inc.

Lucy Scientific Discovery Inc. (NASDAQ: LSDI) is a licensed producer of compounds for medicinal products. Holding a Controlled Drugs and Substances Dealer’s License granted by Health Canada’s Office of Controlled Substances, Lucy Scientific Discovery Inc. and its wholly-owned subsidiary, LSDI Manufacturing Inc., operate under Part J of the Food and Drug Regulations promulgated under the Food and Drugs Act (Canada). This specialized license authorizes LSDI to develop, sell, deliver, and manufacture pharmaceutical-grade active pharmaceutical ingredients (APIs) used in controlled substances and their raw material precursors~~.~~ Lucy’s focus is on pioneering innovative therapies for patients in need, and through its lead candidate SANA-013, dedicated to advancing the understanding and applications of psychedelic medicine, improving mental health outcomes, and enhancing well-being for individuals worldwide.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they are not related to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome. Most of these factors are outside Lucy’s control and may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the legality of this consumer product, (ii) inability to recognize the anticipated benefits of the opportunity, which may be affected by, among other things, competition and the ability of the company to grow and manage growth profitability, (iii) costs related to the production, (iv) the ability to implement business plans, forecasts, and other expectations of the opportunity, as well as identify and realize additional opportunities, (v) the outcome of any legal proceedings that may be instituted against Lucy following the announcement of the new product line, and (vi) other risks and uncertainties indicated in the filings that are made from time to time with the SEC by Lucy (including those under the “Risk Factors” sections therein).

These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Media Contact:

NisonCo Public Relations
Michelle Melton
michelle@nisonco.com

Investor Contact:

Addo Investor Relations, Inc.
lucyscientific@addo.com